As filed with the Securities and Exchange Commission on February 22, 2023

Registration No. 333-251603

Registration No. 333-268151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-251603

FORM S-8 REGISTRATION STATEMENT NO. 333-268151

UNDER THE SECURITIES ACT OF 1933

Paya Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2199433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Perimeter Center North, Suite 600 Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

Paya Holdings Inc. Omnibus Incentive Plan

(Full titles of the plans)

Melinda Doster

General Counsel and Secretary

Paya Holdings Inc.

303 Perimeter Center North, Suite 600

Atlanta, Georgia 30346

(800) 261-0240

(Name, address, and telephone number of agent for service)

Copies to:

Jennifer Lee

Sophia Hudson, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-8 (the “Registration Statements”), filed by Paya Holdings Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

●	Registration Statement No. 333-251603, filed on December 22, 2020, relating to the registration of 10,560,000 Shares under the Paya Holdings Inc. Omnibus Incentive Plan; and

●	Registration Statement No. 333-268151, filed on November 4, 2022, relating to the registration of an additional 10,000,000 Shares under the Paya Holdings Inc. Omnibus Incentive Plan.

On February 22, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2023 (the “Merger Agreement”), by and among the Registrant, Nuvei Corporation, a corporation incorporated pursuant to the laws of Canada (“Parent”), and Pinnacle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration the Shares registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining Shares registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Country of Canada, on February 22, 2023.

PAYA HOLDINGS INC.

By:	/s/ David Schwartz
Name:	David Schwartz
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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